Exhibit 10.4

Execution Copy August 15, 2016

July 29, 2016

Mr. Henry P. Flinter

15825 Dawson Ridge Drive

Tampa, FL 33647

Dear Henry:

This letter agreement (this “Agreement”) confirms our agreement as to the termination subsidiaries, affiliates, successors and assignees, the “Company”), commencing on July 29, 2016 (the “Separation from Service Date”), in accordance with the terms and conditions of this Agreement. Except as otherwise provided herein, this Agreement shall be effective once executed by the parties hereto.

1.          Prior to the Separation from Service Date, the Company will notify the United States Securities & Exchange Commission (SEC) that it is no longer authorized to accept service of notice on your behalf in the Matter of Overseas Shipholding Group Inc. (HO-11996) and that acknowledgement of receipt by the SEC shall be delivered to you. In addition, prior to the Separation from Service Date, the Company’s attorneys shall deliver to you a record of its interaction with the SEC relative to you according to the hereby void authority previously granted by you to Cleary Gottlieb Steen & Hamilton LLP to accept service of notice. This record should include, at a minimum, the date of each conversation/communication concerning you, whether verbal or in writing, name and title of SEC official contacted (to the extent OSG is reasonably able to determine the official contacted), and description of content of such communication.

2.          As of the Separation from Service Date, you will have or will be deemed to have resigned all positions, titles, duties, authorities and responsibilities at or with the Company, its subsidiaries, its affiliates, any joint venture of which any of them is involved, and any other business associated with the Company (collectively, “Company Businesses”) (including any role on the board or other governing body of any Company Business, including, without limitation and for the avoidance of doubt, Alaska Tanker Corporation, but not including any such board or other governing body of a not-for-profit or other charitable organization) and you have executed and will execute all additional documents and take such further steps as the Company may require to effectuate such resignation.

3.          Following the Separation from Service Date, you will receive only the compensation and benefits as described in Section 6(a) of the employment agreement, by and between you and the Company and dated as of September 29, 2014 and as amended as of March 30, 2016 (the “Employment Agreement”), subject to and in accordance with the terms thereof (including without limitation Section 6(d)). Per Section 7 of the Employment Agreement, you shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company under Section 6(a) of the Employment Agreement, and any such payments shall not be reduced by any compensation earned by you as the result of employment with another employer after the Separation from Service Date.

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4.          You acknowledge and agree that, under the terms of the Employment Agreement, you are subject to certain restrictions and obligations, including without limitation Sections 8 through 10 (inclusive) and Section 12. You acknowledge and agree that these restrictions and obligations are incorporated by reference herein, and that you will continue to be subject to such restrictions and obligations, in accordance with the terms thereof, which shall remain in full force and effect and are a part of this Agreement as if restated herein. In the event you fail to satisfy the Restrictive Covenants, as defined in the Employment Agreement, pursuant to Section 6(d) of the Employment Agreement, which conditions your right to the compensation and benefits payable pursuant to Section 6(a) of the Employment Agreement on your compliance with the Restrictive Covenants, the Company shall have the right following the Company’s good faith delivery to you of notice of breach of any material obligation thereunder, and, if such breach is potentially susceptible of cure or remedy, a period of 30 days from and after delivery of such notice shall have passed without your having cured or remedied such breach, to stop any future payments and benefits; provided, that you and the Company shall continue to have such other remedies as permitted under the terms of the Employment Agreement, in addition to any other rights or remedies the Company may have, whether at law or in equity. The Company acknowledges and agrees that under Section 12 of the Employment Agreement, subject to the terms thereof, the Company is obligated to not disparage you and is obligated to use reasonable efforts to not permit the members of the OSG board of directors and its senior executives to disparage you. The Company acknowledges and agrees that its restrictions and obligations pursuant to Section 12 are incorporated by reference herein, and that the Company will continue to be subject to such restrictions and obligations, which shall remain in full force and effect and are a part of this Agreement as if restated herein.

5.          Release.

(a)          You agree to release the Company, and its officers, directors, employees, successors and assigns (together, the “Releasees”) from any and all claims which you or your heirs, successors or assigns have or may have against any Releasee and any and all liability which any such Releasee may have to you, arising from any and all bases, however, denominated, including but not limited to, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, any applicable state or local civil or human rights law and any other federal, state or local law and any workers’ compensation or disability claims under any such laws or claims under any contract. This release relates to claims by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution hereof. Employee further agrees that Employee will not file or permit to be filed on Employee’s behalf any such claim. You agree, and agree that you will not cause any other to, file or otherwise pursue any such claim against the Releasees. This release is not intended to interfere with your right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”). However, by executing this agreement, you hereby waive the right to recover in any proceeding you may bring before the EEOC or any State human rights commission or in any proceeding brought by the EEOC or any state human rights commission on your behalf. This release does not apply to any action to enforce an obligation of any of the Releasees pursuant to this Agreement (including with respect to the Company’s obligations under Section 6(a) of the Employment Agreement). A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IS IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(b)          You acknowledge and agree that, by your free and voluntary act of signing below, you agree to all of the terms of this Agreement and intend to be legally bound thereby. You understand that you may consider whether to agree to the terms contained herein for a period of twenty-one (21) days. You must execute this Agreement on or after July 29, 2016 and before August 20, 2016, to acknowledge your understanding of, and agreement with, the foregoing. The payments and benefits to which you may be entitled will be delayed at least until this Agreement becomes effective, enforceable and irrevocable. Any payments or benefits delayed shall be paid in a lump sum on the first payroll date following the date upon which this Agreement becomes effective. You acknowledge that you have been advised to consult with an attorney prior to executing this Agreement.

(c)          With respect to the release and the Company’s obligations pursuant to Section 6(a) of the Employment Agreement, this Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by you (the “Effective Date”). During the seven-day period prior to the Effective Date, you may revoke your agreement to accept the terms hereof by indicating in writing to the Company of your intention to revoke. If you exercise your right to revoke hereunder, you will not have any right to receive any of the benefits provided for herein, and to the extent any payments have already been made, you agree that you will immediately, and in no event later than five (5) days following such revocation, reimburse the Company for the full, pre-tax, amount of any such payment. In the event of any such revocation you will remain subject to the restrictions and obligations under Paragraph 4 of this Agreement, and this release shall remain in full force and effect in the event the Company is entitled to recoup any payments and benefits from you as a result of your failure to comply with such restrictions and obligations.

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6.          Miscellaneous.

(a)          Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Florida without reference to principles of conflict of laws. Subject to Section 10 of the Employment Agreement, the parties hereby consent and submit to the exclusive jurisdiction of the state and federal courts located in Hillsborough County, Florida, and hereby agree to exclusive venue in that jurisdiction.

(b)          Entire Agreement/Amendment. This Agreement contains the entire understanding between you and the Company with respect to your employment with the Company and the termination thereof and except as expressly provided herein supersedes any prior agreements between the Company or its affiliates and you with respect thereto, including the Employment Agreement. This Agreement may not be altered, modified, amended or terminated except by a written instrument signed by you and the Company.

(c)          Waivers. No waiver by any person of any breach of any provision of this Agreement shall be deemed to be a waiver of any similar or dissimilar breach at the same or any other time. To be effective, any waiver must be set forth in writing signed by the waiving person and must specifically refer to the breach that is being waived.

(d)          Successors: Binding Agreement; Third Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the person or legal representatives, executors, administrators, successors, heirs, distributes, devisees, legatees and permitted assigns of the parties hereto.

(e)          Conflict and Representation. You represent that you are not subject to any limitations that would be violated by you entering into this Agreement or performance of your obligations hereunder or interfere with, or limit, your ability to perform your duties hereunder.

(f)          Withholding. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(g)          Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same force and effect as if the signature thereto and hereto were upon the same instrument.

(h)          General. Notwithstanding anything herein, in the Employment Agreement or in any other agreement with or policy of the Company, nothing herein or therein shall (i) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whist1eb1ower protection provisions of state or federa1law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i); provided, however, that you are not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, you shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

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If the terms and conditions set forth above accurately reflect the understanding between you and the Company, please execute a copy of this letter agreement and return it to acknowledge your agreement to the foregoing.

OVERSEAS SHIPHOLDING GROUP, INC.

By:	/s/ Steven Stulbaum
Name: Steven Stulbaum
Title: VP of HR

Agreed & Accepted:

/s/ Henry Flinter
Henry Flinter

Acknowledgment

STATE OF

ss:

COUNTY OF              ;

On the             day of         ,          , before me personally came Henry P. Flinter who, being by me duly sworn, did depose and say that he resides at                                             ; and did acknowledge and represent that he has had an opportunity to consult with attorneys and other advisers of his choosing regarding the Agreement attached hereto, that he has reviewed all of the terms of the Agreement and that he fully understands all of its provisions, including, without limitation, the general release and waiver set forth therein.

Notary Public

Date:

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